Exhibit 99.1

GRAHAM CORPORATION ANNOUNCES RESULTS
FOR SECOND QUARTER OF FISCAL YEAR 2001 – 2002

THE COMPANY ANTICIPATES SIGNIFICANT REVENUE INCREASES FROM
LARGE CONDENSER ORDERS IN PROJECT EXTENDING THROUGH 2005

     Batavia, N.Y. (October 24, 2001) — Graham Corporation (GHM:ASE) announced today results for the second quarter of its current fiscal year. Sales for the quarter ended September 30, 2001 were $14,082,000 producing net income of $349,000 or $.21 per diluted share. This compares to sales for the quarter ended September 30, 2000 of $11,726,000, which produced net income of $267,000 or $.16 per diluted share.

     Sales for the first six months of the fiscal year (April — September 2001) were $23,663,000, compared to sales of $20,010,000 for the first six months of the previous fiscal year; net loss was $260,000 versus $87,000 net loss for the first six months of the previous fiscal year; and diluted loss per share was $.16 versus $.06 loss per diluted share for the same period the previous year.

     New orders for the second quarter ended September 30, 2001 were $17,552,000 compared to $11,524,000 for the quarter ended September 30, 2000.

     Consolidated backlog on September 30, 2001 was $41,611,000, which represents the highest in the Company’s history. Backlog at June 30, 2001 stood at $38,060,000 and on September 30, 2000 at $28,180,000.

     The Company also announced that it is processing orders for 7 large steam surface condensers for shipment through January 2003. These 7 condensers represent approximately 45% of consolidated backlog at September 30, 2001. These orders, together with 4 already shipped and 2 additional orders booked since the close of the quarter, are part of a program for power plant construction in which the Company expects continued orders at the current level, for units to be delivered through 2003, 2004 and 2005. Graham expects significant revenue increases in consequence of these orders and is making appropriate changes in staffing and organizational structure to accommodate this anticipated work and further anticipated large condenser work beyond it.

     Al Cadena, Graham’s President and Chief Executive Officer said, “Graham is rising to the challenge of structuring to accommodate the significant business represented by the large condenser orders while retaining capacity to serve our traditional customer base.”

     Graham’s ejectors, liquid ring vacuum pumps, condensers, heat exchangers and other products are used by its customers to produce gasoline and other petroleum products, electric power, synthetic fibers, chemicals, processed food (including canned, frozen and dairy products), pharmaceutical products, paper, steel, fertilizers and numerous other products used everyday by people throughout the world. Other markets served by Graham include shipbuilding, metal refining, pulp and paper, water heating, refrigeration, desalinization, food processing, drugs, heating, ventilating and air conditioning.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

GRAHAM CORPORATION

SUMMARY OF CONSOLIDATED SALES AND EARNINGS (UNAUDITED)

	Three Months Ended		Six Months Ended
	Sept. 30, 2001	Sept. 30, 2000	Sept. 30, 2001	Sept. 30, 2000

Net Sales	$14,082,000	$11,726,000	$23,663,000	$20,010,000
Costs and Expenses	13,573,000	11,322,000	24,060,000	20,128,000
Income (Loss) Before Income Taxes	509,000	404,000	(397,000)	(118,000)
Provision (Benefit) for Income Taxes	160,000	137,000	(137,000)	(31,000)
Net Income (Loss)	349,000	267,000	(260,000)	(87,000)
Per Share Data Net Income (Loss) — Basic	0.21	0.17	(0.16)	(0.06)
Diluted	0.21	0.16	(0.16)	(0.06)

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

	Sept. 30, 2001	March 31, 2001

ASSETS
Cash and cash equivalents	$719,000	$226,000
Investments	994,000	4,905,000
Accounts Receivable	8,985,000	7,954,000
Inventories	6,970,000	9,383,000
Prepaid Expenses and Other Current Assets	1,421,000	1,999,000

Total Current Assets	19,089,000	24,467,000
Property, Plant & Equipment — Net	9,877,000	10,013,000
Other Assets	2,282,000	2,128,000

Total	$31,248,000	$36,608,000

LIABILITIES & SHAREHOLDERS’ EQUITY
Short Term Debt & Current Portion of Long-Term Debt	$1,035,000	$4,290,000
Accounts Payable	2,311,000	4,968,000
Other Current Liabilities	5,117,000	4,047,000

Total Current Liabilities	8,463,000	13,305,000
Long-Term Debt	156,000	682,000
Deferred Liabilities	5,629,000	5,484,000
Shareholders’ Equity	17,000,000	17,137,000

Total	$31,248,000	$36,608,000